AMENDMENT NUMBER 1

to the

DECLARATION OF TRUST

of

OPPENHEIMER INVESTMENT GRADE BOND FUND

     This Amendment Number 1 is made as of March 12, 2010 to the Declaration of Trust of Oppenheimer Investment Grade Bond Fund (the “Trust”), dated as of July 1, 2009, by the duly authorized individual executing this Amendment on behalf of the Trustees of the Trust.

     WHEREAS, the Trustees established Oppenheimer Investment Grade Bond Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated July 1, 2009 (the “Declaration of Trust”); and

     WHEREAS, the Trustees, acting pursuant to Section 11.1 of ARTICLE XI of the Declaration of Trust desire to make a permitted change to said Declaration of Trust without shareholder approval to change the name of the Trust from “Oppenheimer Investment Grade Bond Fund” to “Oppenheimer Corporate Bond Fund” and have authorized the undersigned officer to execute this amendment on their behalf.

NOW, THEREFORE, ARTICLE I of the Declaration of Trust is amended by deleting Section 1 of ARTICLE I in its entirety and replacing it with the following:

     Section 1. Name. This Trust shall be known as “Oppenheimer Corporate Bond Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

Acting pursuant to Section 11.1 of ARTICLE XI, the undersigned signs this amendment by and on behalf of the Trustees.

/s/Lisa I. Bloomberg

Lisa I. Bloomberg

Assistant Secretary